Exhibit 10.6

May 2, 2006

Bay Television, Inc.

10706 Beaver Dam Road

Cockeysville, Maryland 21030

Gentlemen:

This letter confirms that in consideration of and upon the execution by Bay Television, Inc. (“Bay”) of the Release and Settlement Agreement, of even date herewith (“the Release”), between, Sinclair Broadcast Group, Inc. (“Sinclair”), Bay, The WB Television Network  (“The WB”) and UPN,  Sinclair Broadcast will pay to Bay Seven Hundred Fifty Thousand Dollars ($750,000), such payment to be made by reducing from Five Million Dollars ($5,000,000) to Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) the obligation of Bay to make a payment to The WB, which obligation is being assigned by The WB to Sinclair pursuant to the Release.

Sincerely yours,

Sinclair Broadcast Group, Inc.

By:	/s/ David B. Amy
Name:
Title: